Exhibit 99.1

    Culp Announces Asset Purchase Agreement with International Textile Group

    HIGH POINT, N.C.--(BUSINESS WIRE)--Jan. 11, 2007--Culp, Inc. (NYSE: CFI) today announced the company has signed an asset purchase agreement with International Textile Group, Inc. ("ITG") (OTC Bulletin
Board: ITXN). Based in Greensboro, North Carolina, ITG manufactures and supplies textile products worldwide. Pursuant to the terms of the agreement, Culp will acquire certain assets of the mattress fabrics product line of ITG's Burlington House Division, including inventory and the rights to produce ITG's mattress fabric patterns. The total value of the transaction is approximately $8.3 million, comprised of $2.5 million in cash with the remainder to be paid to ITG in Culp common stock. The transaction is anticipated to close by the end of January 2007.

    Commenting on the announcement, Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "We are pleased to announce this agreement with ITG and believe this transaction will further enhance our strong competitive position in mattress fabrics. ITG has made the strategic decision to discontinue its U.S. mattress fabrics product line and we view this as a great opportunity for Culp. Mattress fabric is an important part of our business and accounted for approximately 40 percent of the company's sales in our second fiscal quarter. As a result of the substantial investments we have made in this business segment over the past two years, we are firmly committed to the future of the mattress fabric business. We believe we are well positioned as the leader in our industry and have a globally competitive cost structure. We believe this transaction provides the opportunity to increase our annual sales in mattress fabrics by approximately $25 to $30 million without any investment in fixed assets. Culp has the necessary capacity in place to absorb the additional volume, and we look forward to working closely with ITG to ensure a smooth and orderly transition. This transition is expected to occur over the next four months. We are excited about extending our market reach in this important business for Culp."

    About Culp, Inc.

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    About International Textile Group Inc.

    International Textile Group Inc. is a global, diversified provider of automotive, apparel and interior furnishings fabrics and textile solutions. International Textile Group's business units include:
Safety Textiles International, Cone Denim, Burlington WorldWide, Burlington House and Carlisle Finishing. The company employs over 9,000 people worldwide with operations in the United States, Mexico, China, Germany, Romania, Czech Republic, South Africa, Nicaragua and Vietnam.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "anticipate", expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. The company's level of success in integrating the acquisition described herein and in capturing and retaining sales to customers related to the acquisition will affect the company's ability to meet its sales goals. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on form 10-K.

    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, 336-881-5630
             Vice President of Finance
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161
             Senior Vice President,
             Human Resources